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                                                                 EXHIBIT 12.1

                            ALLEGIANCE TELECOM, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               PRO FORMA
                                             YEAR ENDED        YEAR ENDED
                                            DECEMBER 31,      DECEMBER 31,
                                                1997              1997
                                            ------------      ------------
Earnings:
  Net loss                                  $ (3,478,000)     $(26,023,119)
  Add: Fixed charges                                  --        22,545,119
                                            ------------      ------------
                                              (3,478,000)       (3,478,000)

Fixed charges:
  Interest in indebtedness                            --        22,080,407
  Amortization of debt discount and debt
    issuance costs                                    --           464,712
  Interest portion of rental and lease
    expense                                           --                --
                                            ------------      ------------
                                                      --        22,545,119
  Deficiency of earnings available to
    cover fixed charges                     $ (3,478,000)     $(26,023,119)
                                            ============      ============